Exhibit 99.1

Designated Filer:	Insight Holdings Group, LLC
Issuer & Ticker Symbol:	Alteryx, Inc. [AYX]
Date of Event Requiring Statement:	September 6, 2018

EXPLANATION OF RESPONSES

(1) Each share of Class B Common Stock of Alteryx, Inc. (the “Issuer”) is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”). On September 6, 2018, Insight Venture Partners Coinvestment Fund III, L.P. (“IVP Coinvestment III”) converted 580,137 shares of Class B Common Stock into 580,137 shares of Class A Common Stock and Insight Venture Partners Coinvestment Fund (Delaware) III, L.P. (“IVP Coinvestment Delaware III”) converted 419,863 shares of Class B Common Stock into 419,863 shares of Class A Common Stock.  The shares of Class A Common Stock and Class B Common Stock have no expiration date.

(2) Effective September 6, 2018, the Insight Coinvestment III Funds (as defined below) distributed an aggregate of 1,000,000 shares of Class A Common Stock of the Issuer to their partners on a pro rata basis in accordance with their respective ownership interests as determined in accordance with the applicable limited partnership agreements of such entities, with no consideration being paid in connection therewith.

(3) Held directly by IVP Coinvestment Fund III.

(4) Held directly by IVP Coinvestment Fund (Delaware).  IVP Coinvestment III and IVP Coinvestment Delaware III are together referred to as the “Insight Coinvestment III Funds”.

(5) Held directly by IVA Coinvestment III.

(6) The amount listed as owned by each Insight Coinvestment III Fund may be deemed attributable to Insight Venture Associates Coinvestment III, L.P. (“IVA Coinvestment III”), Insight Venture Associates Coinvestment III, Ltd. (“IVA Coinvestment III Ltd”) and Insight Holdings Group, LLC (“Holdings”) because Holdings is the sole shareholder of IVA Coinvestment Ltd, which is the general partner of IVA Coinvestment III, which in turn is the general partner of each of the Insight Coinvestment III Funds.

The foregoing is not an admission by Holdings, IVA Coinvestment III or IVA Coinvestment III Ltd that it is the beneficial owner of any of the shares held by either of the Insight Coinvestment III Funds.

Each of Jeffrey Horing, Deven Parekh, Peter Sobiloff, Michael Triplett and Jeffrey Lieberman is a member of the board of managers of Holdings and as such shares voting and dispositive power over the shares held by any of the Insight Coinvestment III Funds.  Each of Messrs. Horing, Parekh, Sobiloff, Triplett and Lieberman disclaims beneficial ownership of the shares held by any of the Insight Coinvestment III Funds except to the extent of his pecuniary interest therein.